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     Because  the  electronic  format  of filing  Form  N-SAR  does not provide
     adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

     Evergreen Mid Cap Value Fund

                  72DD              73A              74U               74V


                  Dollar            Per Share        Shares


                  Distributions     Distributions    Outstanding       NAV
     ---------------------------------------------------------------------



     Class A      $0                $0.00            148,620          $16.46


     Class B      $0                $0.00            165,326          $16.27


     Class C      $0                $0.00            94,801            $16.25


     Class I      $0                $0.00            69,004            $16.54